Camflo International Inc.

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Suite# 1205 789 West Pender Street, Vancouver, BC, Canada, V6C-1H2

Tel (604) 685-9181        Fax  (604) 685-9182

 November 20, 2003                                                     NEWS RELEASE

TSX Venture Symbol: CFF

Prairie River Update

Camflo’s 15-16-69-16 W5 well placed on production

Camflo International Inc. (“Camflo”) is pleased to announce that on the 15th of October the 15-16 well was placed on production at Prairie River. During the last month the well has produced consistently at 800,000 cubic feet per day. Camflo has 21.6% working interest in this well.

Camflo expects to drill a development well on the adjoining 3 sections of land this winter with a larger working interest. With facilities in place, this well, if successful, could be placed on production immediately.

Camflo is a junior oil and gas company with land holdings at Prairie River, Snipe Lake, Rainbow and Alexander areas in Alberta.

For further information, please contact:

Thomas A. Doyle,

Phone: (604) 685-9181

Email camflo@telus.net

CAMFLO INTERNATIONAL INC.

Thomas A. Doyle, President, CEO

THE TSX VENTURE EXCHANGE HAS NEITHER APPROVED NOR DISAPPROVED OF THE INFORMATION CONTAINED HEREIN.